Exhibit 99

The Venetian Resort-Hotel-Casino                         Press Release

For Immediate Release:                                   Contact: David Friedman
                                                                  702/733-5502
                                                                  Kurt Ouchida
                                                                  702/414-4335
THE VENETIAN SUES BUILDER FOR
BREACH OF CONTRACT

            Venice-Themed Mega-Resort Files Lawsuit in U.S. District
                       Court Against Lehrer McGovern Bovis

LAS VEGAS, Nevada -- (July 30, 1999) -- The Venetian Resort- Hotel-Casino (The Venetian), filed a civil lawsuit today in United States District Court for the District of Nevada against Lehrer McGovern Bovis (Bovis), the project's construction manager. The suit seeks total damages in excess of $50 million.

According to Venetian executives, the suit stems from a breach of contract caused by Bovis' failure to properly perform under its construction management agreement with the Venice-themed mega-resort.

Included in The Venetian's claim is Bovis' failure to fully pay trade contractors and vendors as Bovis committed to in the Construction Management Agreement provision that clearly states that work charges in excess of the Final Guaranteed Maximum Price "shall be paid by Construction Manager."

This suit is intended to ask the courts to require Bovis to pay its contractors, and to compensate The Venetian for Bovis' failure to perform its other duties under the Construction Management Agreement.


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Certain matters discussed in this press release may constitute forward looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, acts of god, and competition for construction, hotel, casino, food and beverage, and related labor and materials in the Las Vegas market. Reference is hereby made to the "Risk Factors" set forth in the Company's Form S-4 filed with the Securities and Exchange Commission.

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